EXHIBIT 21.1
SUBSIDIARIES OF JAG MEDIA HOLDINGS, INC.

Name	Jurisdiction of Organization	Percentage Ownership
Pixaya LLC	Delaware	100%

Pixaya (UK) Limited	England	100%